UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 23, 2010
Plains All American Pipeline, L.P.
(Exact name of registrant as specified in its charter)

DELAWARE (State or other jurisdiction of incorporation)	1-14569 (Commission File Number)	76-0582150 (IRS Employer Identification No.)
333 Clay Street, Suite 1600, Houston, Texas 77002
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code 713-646-4100
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure
Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year
Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
Item 9.01. Financial Statements and Exhibits
SIGNATURES
INDEX TO EXHIBITS
EX-3.1
EX-3.2
EX-99.1

Item 7.01	Regulation FD Disclosure.
     In accordance with General Instruction B.2 of Form 8-K, the information presented under this Item 7.01 shall not be deemed “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall such information be deemed incorporated by reference into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, each as amended.
     On December 23, 2010, Plains All American Pipeline, L.P. (“PAA”) issued a press release announcing that Vulcan Energy Corporation (“VEC”) had substantially completed the sale of its 50.1% equity interest in the general partner of PAA, consisting of 50.1% of the Class A units in Plains AAP, L.P. (“Plains AAP,” the sole member of PAA GP LLC, which is the general partner of PAA) and a 50.1% member interest in Plains All American GP LLC (“GP LLC,” the general partner of Plains AAP). Substantially all of the interest was acquired by existing owners of PAA’s general partner or their affiliates. Purchasers included a subsidiary of Occidental Petroleum Corporation (“Oxy”); a fund affiliated with The Energy & Minerals Group (“EMG”), which is also an affiliate of Lynx Holdings; funds associated with Kayne Anderson and First Reserve; and various other investors. A copy of the press release is furnished as Exhibit 99.1 hereto.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.
     In connection with the transaction described in Item 7.01 above, amendments were made to the limited liability company agreement of GP LLC and the limited partnership agreement of Plains AAP (the “GP charter documents”). Such amendments are filed as exhibits to this report.
     Under the GP charter documents, as amended, VEC will have the right to send an observer to meetings of the board of directors of GP LLC.
Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     As a result of the transaction described in Item 7.01 above, Oxy and EMG will each have the power to designate a director and VEC will no longer have the power to designate a director. Oxy and EMG have designated Vicky Sutil and John Raymond, respectively, to serve as their designees on the GP LLC board. Stepping down from the board are Geoff McKay, the director previously serving as VEC’s designee, and Arthur L. Smith, previously serving as an at-large director. After giving effect to these changes, the GP LLC board includes Greg L. Armstrong, Everardo Goyanes, Gary R. Petersen, John T. Raymond, Robert V. Sinnott, Vicky Sutil, J. Taft Symonds and Christopher M. Temple. Mr. McKay will act as a board observer for VEC.
     Ms. Sutil is Senior Manager, Corporate Development, for Oxy, where she has led and worked on a variety of international and domestic oil and gas acquisitions. Her prior positions at Oxy have included Manager, Financial Planning and Analysis, and Senior Business Analyst. Before joining Oxy in 2000, Ms. Sutil worked for ARCO Products Company as a Business Analyst for the Refining and Retail Marketing divisions, and Senior Project Manager for the

Refining Division. Earlier, she held a variety of engineering positions at Mobil Oil Corporation. Ms. Sutil has been Oxy’s designated board observer since acquiring its initial interest in PAA’s general partner in 2008.
     Mr. Raymond is an owner and founder of EMG, a diversified natural resource private equity fund manager with over $2.5 billion under management, and has been Managing Partner and CEO since EMG’s inception in 2006. Previous to that time, Mr. Raymond held leadership positions with various energy companies, including President and CEO of Plains Resources Inc. (the predecessor entity for VEC), President and Chief Operating Officer of Plains Exploration and Production Company and Director of Development for Kinder Morgan, Inc. Mr. Raymond has been a direct or indirect owner of PAA’s general partner since 2001 and served on the board of PAA’s general partner from 2001 to 2005.
     For a discussion of compensation for service on the GP LLC board, please refer to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2009. Any board fees payable in connection with Ms. Sutil’s service as the Oxy designee will be payable to Oxy.
     No determination has been made with respect to committee service by the new directors.
     During the first 11 months of 2010, we received sales and transportation and storage revenues of approximately $1.9 billion from companies affiliated with Oxy. We also purchased approximately $0.2 billion of petroleum products from companies associated with Oxy. There have been no transactions with EMG or its affiliates during 2010.

Item 9.01.	Financial Statements and Exhibits.
     (d) Exhibits
Exhibit 3.1 –	Fifth Amended and Restated Limited Liability Company Agreement of Plains All American GP LLC dated December 23, 2010.

Exhibit 3.2 –	Sixth Amended and Restated Limited Partnership Agreement of Plains AAP, L.P. dated December 23, 2010.

Exhibit 99.1 –	Press Release dated December 23, 2010.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PLAINS ALL AMERICAN PIPELINE, L.P.
Date: December 30, 2010	By:	PAA GP LLC, its general partner
	By:	Plains AAP, L.P., its sole member
	By:	Plains All American GP LLC, its general partner

	By:	/s/ Al Swanson
		Name:	Al Swanson
		Title:	Senior Vice President and CFO

INDEX TO EXHIBITS

Exhibit
No.	Description
3.1	Fifth Amended and Restated Limited Liability Company Agreement of Plains All American GP LLC dated December 23, 2010.

3.2	Sixth Amended and Restated Limited Partnership Agreement of Plains AAP, L.P. dated December 23, 2010.

99.1	Press Release dated December 23, 2010.